DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Entity #
C14320-2002
Document Number:
20060500223-30

Date Filed:
8/3/2006 1:00:07 PM
In the office of

Dean Heller
Secretary of State

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

PARK CITY GROUP, INC.

2. The articles have been amended as follows (provide article numbers, if available):

Article V of the Articles of Incorporation has been amended to reduce the total number of shares of $.01 par value common stock authorized from 500,000,000 to 50,000,000. Article V has also been amended to effect a one- for fifty reverse stock split.

Article V as amended, is attached hereto as Exhibit A."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 226,943,119

4. Effective date of filing (optional): 8/11/06
(must not be later than 90 days after the certificate is filed)

5. Officer Signature (required):

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

EXHIBIT A

ARTICLE V
CAPITAL STOCK

The total number of shares of all classes of capital stock that the Corporation has the authority to issue is 80,000,000 shares that are divided into two classes as follows:(1) 30,000,000 shares of Preferred Stock (Preferred Stock) $.01 par value per share, and (2) 50,000,000 shares of Common Stock (Common Stock) $.01 par value per share. This Corporation is authorized to issue two classes of shares. Except as may be otherwise required by law or this Certificate of Incorporation, each holder of Common Stock has one vote in respect of each share of stock held by him of record on the books of the corporation on all matters voted upon by the Stockholders.

The Board of Directors may determine the preferences, limitations and relative rights, to the extent permitted by the Nevada Revised Statutes, of any class of shares of Preferred Stock before the issuance of any shares of that class, or of one or more series within a class before the issuance of any shares of that series. Each class or series shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The Preferred Stock of all series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those shares of the series of the same class.

REVERSE STOCK SPLIT. At the effective time of the filing of the Certificate of Amendment to Certificate of Incorporation of the Corporation with the Secretary of State of the State of Nevada pursuant to the General Corporation Law of the State of Nevada (the "Effective Time"), each share of the Corporation's Common Stock, par value $0.01 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one-fiftieth (1/50) of a share of Common Stock, par value $0.01 per share (the "New Common Stock"), of the Corporation. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by one- fiftieth (1/50). No fractional shares of New Common Stock of the Corporation shall be issued. Each holder of Old Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof, receive , upon surrender to the exchange agent of certificates representing such shares, cash in lieu of fractional shares based on the market price of the stock on the date the reverse stock split becomes effective.